Exhibit 99.1

Popular, Inc. Reports Financial Results for the Quarter and Year Ended December 31, 2010

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--Friday, February 4, 2011--Popular, Inc. (“the Corporation” or “Popular”) (NASDAQ: BPOP) reported a net loss of $227.1 million for the quarter ended December 31, 2010, compared with net income of $494.1 million, as recasted, for the quarter ended September 30, 2010, and a net loss of $213.2 million for the quarter ended December 31, 2009. For the year ended December 31, 2010, the Corporation’s net income totaled $137.4 million, compared with a net loss of $573.9 million for the same period in 2009. Refer to the accompanying Exhibit A - Financial Summary for “per common share” information and key performance ratios.

Mr. Richard L. Carrión, Chairman of the Board and Chief Executive Officer, stated, “During 2010, we were successful in strengthening our capital base and our leadership position in the Puerto Rico market. We also made significant progress in improving our asset quality.”

Mr. Carrión added, “The important steps that we have taken in 2010 have positioned the Corporation to achieve operational profitability in 2011.”

Highlights for the quarter ended December 31, 2010

  Reclassification of approximately $1.0 billion of loans held-in-portfolio to held-for-sale, with a negative impact in fourth quarter earnings of approximately $186 million. A majority of these loans are expected to be sold in the first quarter of 2011, and consist principally of non-performing construction, commercial real estate and land loans in Puerto Rico and U.S. non-conventional residential mortgage loans. For further details refer to the sections below and Form 8-K filed with the Securities and Exchange Commission (SEC) on January 31, 2011.
  Retrospective adjustments were made to the estimated fair values of assets acquired and liabilities assumed as part of the Westernbank FDIC-assisted transaction primarily as a result of reductions in estimated credit losses on the acquired portfolio. These changes, which are described in a separate section below, resulted in a recast of the second and third quarter 2010 results.
  Charges of $34.5 million to non-interest income were recorded during the quarter ended December 31, 2010 to account for settlements of representation and warranty arrangements and for increases in indemnity reserves for loans previously sold with credit recourse provisions;
  Prepayment penalties of $12.1 million were recognized in other operating expenses associated with the termination of $183 million in FHLB advances.
  A net charge of $7.5 million was recorded in the fourth quarter of 2010 to cover the uninsured portion of the settlement of certain securities class action lawsuits. For further details refer to the Form 8-K filed with the Securities and Exchange Commission (SEC) on January 31, 2011.

Overview

  The net loss for the fourth quarter of 2010 was primarily driven by an increase in the provision for loan losses of $139.4 million, when compared with the quarter ended September 30, 2010, of which $176 million was derived from the reclassification of approximately $1.0 billion in loans, mostly non-accruing loans, from the held-in-portfolio to the held-for-sale category, at lower of cost or fair value. Excluding the $176 million increase in the provision relating to these reclassifications, the provision for loan losses declined by $36.6 million in the fourth quarter of 2010, compared with the previous quarter.

  As announced earlier this week, Banco Popular de Puerto Rico (“BPPR”), the Corporation’s principal banking subsidiary, signed a non-binding letter of intent to sell approximately $500 million (book value) of construction and commercial real estate loans. The loans are part of a portfolio of approximately $603 million (book value) of construction, commercial real estate and land loans that were reclassified as loans held-for-sale as of December 31, 2010. In addition, on December 31, 2010, the Corporation’s U.S. banking subsidiary, Banco Popular North America (“BPNA”), reclassified approximately $396 million (book value) of U.S. non-conventional residential mortgage loans as loans held-for-sale and is pursuing potential loan sales alternatives.
  Non-interest income declined by $720.3 million in the fourth quarter of 2010 when compared with the third quarter. The third quarter results included in non-interest income, $640.8 million related to the gain from the sale of a majority interest in EVERTEC. The decline also reflected charges to indemnity reserves on loans sold and a reduction in processing and credit and debit card fees because of the exclusion of EVERTEC as a wholly-owned, consolidated subsidiary of Popular, Inc. commencing in the fourth quarter of 2010.
  Operating expenses for the quarter ended December 31, 2010 declined $26.9 million when compared with the third quarter of 2010, principally because of the exclusion of EVERTEC as a wholly-owned consolidated subsidiary of Popular, Inc.
  Income tax benefit amounted to $11.8 million for the quarter ended December 31, 2010, compared with income tax expense of $102.0 million for the quarter ended September 30, 2010.

Impact of Retrospective Adjustments on Westernbank’s Business Combination

During the quarter ended December 31, 2010, retrospective adjustments were made to the estimated fair values of assets acquired and liabilities assumed associated with the Westernbank FDIC-assisted transaction in order to reflect new information obtained during the measurement period (as defined by ASC Topic 805), about facts and circumstances that existed as of the acquisition date that, if known, would have affected the acquisition-date fair value measurements. The retrospective adjustments were mostly driven by revisions in credit loss assumptions because of new information that became available. The revisions principally resulted in a decrease in the estimated credit losses, thus increasing the fair value of acquired loans and reducing the FDIC loss share indemnification asset.

As previously reported, the Westernbank FDIC-assisted transaction involved an acquired loan portfolio of over $8.6 billion in unpaid principal balance. The Corporation initially recorded provisional amounts for the fair values of the assets acquired and liabilities assumed in the acquisition of the failed institution because it could only perform limited due diligence prior to the acquisition date, principally with respect to the acquired loans.

Management has made retrospective adjustments to the provisional amounts during the measurement period and thus, as required by ASC Topic 805, Popular, Inc. has revised comparative information for prior periods presented in this report as if the accounting for the business combination had been completed at the acquisition date.

The following table depicts the principal changes in fair value and general explanations of the major changes.

(In thousands)	April 30, 2010 As recasted [a]	April 30, 2010 As reported [b]	Change
Assets:
Loans	$8,554,744	$8,554,744	-
Less: Discount	(3,354,287)	(4,293,756)	$939,469	[c]
Net loans	5,200,457	4,260,988	939,469
FDIC loss share indemnification asset	2,337,748	3,322,561	(984,813)	[d]
Goodwill	86,841	106,230	(19,389)
Other assets	649,264	670,419	(21,155)	[e]
Total assets	$8,274,310	$8,360,198	($85,888)

Liabilities:
Deposits	$2,391,635	$2,391,635	-
Note issued to the FDIC	5,770,495	5,769,696	$799	[f]
Equity appreciation instrument	52,500	52,500	-
Contingent liability on unfunded loan commitments	45,755	132,442	(86,687)	[g]
Other liabilities	13,925	13,925	-
Total liabilities	$8,274,310	$8,360,198	($85,888)
[a] Amounts reported include retrospective adjustments during the measurement period (ASC Topic 805) related to the Westernbank FDIC-assisted transaction.
[b] Amounts are presented as reported in prior period Form 10-Qs filed during 2010.
[c] Represents the reduction in management’s best estimate of fair value mainly driven by lower expected future credit losses on the acquired loan portfolio based on facts and circumstances existent as of the acquisition date but known to management during the measurement period. The main factors that influenced the revised estimated credit losses included review of collateral, revised appraised values, and review of borrower’s payment capacity in more thorough due diligence procedures.
[d] This reduction is directly influenced by the reduction in estimated future credit losses as they are substantially covered by the FDIC under the 80% FDIC loss sharing agreements. The FDIC loss share indemnification asset decreased in a greater proportion than the reduction in the loan portfolio estimated future credit losses because of the true-up provision of the loss sharing agreement. As part of the agreement with the FDIC, the Corporation has agreed to make a true-up payment to the FDIC in the event losses on the loss sharing agreements fail to reach expected levels as determined under the criteria stipulated in the agreements. The true-up payment represents an estimated liability of $169 million for the recasted estimates, compared with an estimated liability of $50 million in the original reported estimates. This estimated liability is accounted for as part of the indemnification asset.
[e] Represents revisions to acquisition date estimated fair values of other real estate properties based on new appraisals obtained.
[f] Represents an increase in the premium on the note issued to the FDIC, also influenced by the cash flow streams impacted by the revised loan payment estimates.
[g] Reduction due to revised credit loss estimates and commitments.

The following table depicts the principal changes in the statement of operations as a result of the recasting for retrospective adjustments for the quarters ended June 30, 2010 and September 30, 2010.

	As recasted	As reported		As recasted	As reported
(In thousands)	Qtr June 2010	Qtr June 2010	Difference	Qtr Sept 2010	Qtr Sept 2010	Difference
Net interest income	$314,595	$278,976	$35,619	$356,778	$386,918	($30,140)
Provision for loan losses	202,258	202,258	-	215,013	215,013	-
Net interest income after provision for loan losses	112,337	76,718	35,619	141,765	171,905	(30,140)
Non-interest income	198,827	215,858	(17,031)	825,894	796,524	29,370
Operating expenses	328,416	328,416	-	371,541	371,547	(6)
(Loss) income before income tax	(17,252)	(35,840)	18,588	596,118	596,882	(764)
Income tax expense	27,238	19,988	7,250	102,032	102,388	(356)
Net (loss) income	($44,490)	($55,828)	$11,338	$494,086	$494,494	($408)

Reconciliation of net (loss) income per common share:

The following table provides a reconciliation of net (loss) income per common share for the quarters ended December 31, 2010, September 30, 2010, and December 31, 2009 and for the years ended December 31, 2010 and 2009, including the impact of the retrospective adjustments previously described:

	Quarter ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands, except per share information)	2010	2010	2009	2010	2009
Net (loss) income from continuing operations	($227,141)	$494,086	($213,227)	$137,401	($553,947)
Net loss from discontinued operations	-	-	-	-	(19,972)
Preferred stock dividends	(310)	-	-	(310)	(39,857)
Deemed dividend on preferred stock [1]	-	-	-	(191,667)	-
Preferred stock discount accretion	-	-	-	-	(4,515)
Favorable impact from exchange of shares of Series A and B preferred stock for common stock, net of issuance costs	-	-	-	-	230,388
Favorable impact from exchange of Series C preferred stock for trust preferred securities	-	-	-	-	485,280
Net (loss) income applicable to common stock	($227,451)	$494,086	($213,227)	($54,576)	$97,377
Average common shares outstanding	1,021,527,855	1,021,374,014	639,401,594	885,154,040	408,229,498
Average potential dilutive common shares	-	-	-	-	-
Average common shares outstanding – assuming dilution	1,021,527,855	1,021,374,014	639,401,594	885,154,040	408,229,498
Basic and diluted net (loss) income per common share from continuing operations	($0.22)	$0.48	($0.33)	($0.06)	$0.29
Basic and diluted net loss per common share from discontinued operations	-	-	-	-	(0.05)
Total basic and diluted net (loss) income per common share	($0.22)	$0.48	($0.33)	($0.06)	$0.24
[1] Deemed dividend related to the issuance of depositary shares and the conversion of the preferred stock into shares of common stock in the second quarter of 2010.

Net Interest Income

Net interest income for the fourth quarter of 2010 was $354.6 million, compared with $356.8 million for the third quarter of 2010 and $269.3 million for the fourth quarter of 2009.

The following table summarizes the principal changes in average earning assets and funding sources and their corresponding yields and costs for the quarters ended December 31, 2010, September 30, 2010 and December 31, 2009.

	Average Balances			Average Yields / Costs
(Dollars in billions)	4th Quarter 2010	3rd Quarter 2010	4th Quarter 2009	4th Quarter 2010	3rd Quarter 2010	4th Quarter 2009
Money market, trading and investment securities	$7.7	$8.2	$8.7	3.22%	3.21%	3.51%
Loans:
Commercial (a)	12.7	13.0	14.7	4.77	4.81	4.75
Mortgage	4.7	4.6	4.5	5.91	5.94	6.05
Consumer	3.7	3.8	4.1	10.43	10.45	10.11
Lease financing	0.6	0.6	0.7	8.94	8.74	8.61
Total loans, excluding covered loans	21.7	22.0	24.0	6.10	6.14	6.02
Covered loans (b)	5.0	5.0	-	8.84	9.15	-
Total earning assets	$34.4	$35.2	$32.7	5.86%	5.89%	5.35%

Interest bearing deposits	$22.1	$22.2	$21.8	2.10%	2.22%	1.92%
Borrowings	7.2	8.7	5.3	3.94	3.57	4.90
Total interest bearing liabilities	29.3	30.9	27.1	2.06	2.11	2.50
Non-interest bearing sources of funds	5.1	4.3	5.6	-	-	-
Total funds	$34.4	$35.2	$32.7	1.76%	1.86%	2.07%
Net interest spread				3.80%	3.78%	2.85%
Net interest yield (c)				4.10%	4.03%	3.28%
(a) Includes commercial construction loans
(b) Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction which are covered under loss sharing agreements with the Federal Deposit Insurance Corporation (FDIC)
(c) Not on a taxable equivalent basis

Credit Quality

As of December 31, 2010, excluding FDIC covered loans, the Corporation’s allowance for loan losses decreased to $793 million or 3.83% of the loans held-in-portfolio compared to $1.2 billion or 5.62% as of September 30, 2010, and $1.3 billion or 5.32% as of December 31, 2009. This represents a reduction of $451 million when compared to September 30, 2010, mainly driven by the credit actions taken by the Corporation during the fourth quarter of 2010. Certain credit-related events occurred during the fourth quarter of 2010: (1) the reclassification to loans held-for-sale of approximately $603 million (book value) in Puerto Rico construction and commercial real estate loans, and approximately $396 million (book value) of U.S. non-conventional mortgages, and (2) charge-offs of approximately $210 million of impaired commercial and construction loans, as a result of charging-off collateral dependent loans more promptly. This change in loss recognition for impaired loans is mainly a timing issue that is consistent with regulatory guidelines in the current economic environment. These charge-offs had no impact on the results of operations since the impaired amounts were reserved in prior periods.

The loans acquired in the Westernbank FDIC-assisted transaction were recognized at fair value as of the April 30, 2010 acquisition date, which included the impact of expected credit losses and thus, no allowance for loan losses was recorded at such date. Based on management’s assessment of the Westernbank-acquired loan portfolio as of December 31, 2010, management concluded that there was no need to record an allowance for loan losses as of year-end.

Provision for Loan Losses

The provision for loan losses totaled $354.4 million or 74% of net charge-offs for the quarter ended December 31, 2010, compared to $215.0 million or 87% of net charge-offs for the quarter ended September 30, 2010, and $352.8 million or 118% for the quarter ended December 31, 2009. The higher provision for loan losses for the fourth quarter of 2010, compared with the third quarter of 2010, reflects the incremental effect of the $176 million charge to provide for the difference between the book value and the estimated fair value of the portfolios transferred to loans held-for-sale.

When compared with the fourth quarter of 2009, the provision for loan losses for the fourth quarter of 2010 slightly increased by $1.6 million, also as a result of the impact of the aforementioned transfer to loans held-for-sale.

The following table summarizes the changes in the allowance for loan losses for the periods indicated:

	Quarters ended			Years ended
(In thousands)	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Balance as of the beginning of the period	$1,243,994	$1,277,016	$1,207,401	$1,261,204	$882,807
Provision for loan losses	354,409	215,013	352,771	1,011,880	1,405,807
	1,598,403	1,492,029	1,560,172	2,273,084	2,288,614
Net charge-offs:
Commercial	187,746	100,295	92,938	438,296	263,266
Construction	219,547	70,446	92,642	394,987	309,925
Lease financing	1,423	1,979	4,470	10,427	17,482
Mortgage	18,765	22,490	30,503	94,779	120,606
Consumer	50,490	52,825	78,415	214,163	316,131
Total net charge-offs	477,971	248,035	298,968	1,152,652	1,027,410
Write-downs related to loans transferred to loans held-for-sale	327,207	-	-	327,207	-
Balance as of the end of the period	$793,225	$1,243,994	$1,261,204	$793,225	$1,261,204
Note: There was no further credit deterioration requiring an allowance for loan losses related to the loans acquired in the Westernbank FDIC-assisted transaction from September 30, 2010 to December 31, 2010.

Commercial and construction loan net charge-offs experienced an increase of approximately $87.5 million and $149.1 million, respectively, during the quarter ended December 31, 2010, when compared with the third quarter of 2010. This increase was mainly attributed to the Corporation’s decision to promptly charge-off previously reserved impaired amounts of collateral dependent loans both in Puerto Rico and the U.S. mainland. Charge-offs for commercial and construction loans of approximately $108 million and $102 million, respectively, were recorded during the fourth quarter of 2010 as a result of this decision.

Excluding the effect of the above mentioned charge-offs, as of December 31, 2010, the commercial and construction loan net charge-offs reflected a decrease of $20.5 million and an increase of $47.1 million, respectively, when compared with the quarter ended September 30, 2010. Both variances were primarily related to the BPPR reportable segment. The decrease observed in the Puerto Rico commercial loan net charge-offs was mainly associated to higher net charge-offs recorded during the third quarter of 2010 due to updated appraisals. With respect to the Puerto Rico construction loans, the net charge-offs for the quarter ended December 31, 2010 were principally driven by certain construction impaired loans, which had been fully reserved in prior periods.

Excluding the effect of the abovementioned credit-related events, total net charge-offs at the BPNA reportable segment for the quarter ended December 31, 2010 remained relatively unchanged when compared to the quarter ended September 30, 2010, at $95.6 million and $96.1 million, respectively. Commercial loan net charge-offs at the BPNA reportable segment decreased by approximately $1.3 million, while the construction loan net charge-offs reflected an increase of $7.3 million.

The $3.7 million decrease in mortgage loan net charge-offs for the quarter ended December 31, 2010, compared with the quarter ended September 30, 2010, was mainly related to the U.S. mainland non-conventional mortgage business. The BPPR reportable segment reported an increase in mortgage loan net charge-offs of approximately $2.1 million when compared to the previous quarter. The mortgage business has continued to be negatively impacted by the recessionary economic conditions in Puerto Rico as evidenced by the increased levels of non-performing mortgage loans. However, the underwriting criteria and high reinstatement experience associated with the mortgage loans in Puerto Rico have helped to maintain losses at manageable levels. The Corporation’s mortgage loan annualized net charge-off to average mortgage loans held-in-portfolio in Puerto Rico and the U.S. mainland operations for the quarter ended December 31, 2010 were 0.86% and 3.61%, respectively, compared with 0.63% and 5.21% for the quarter ended September 30, 2010.

The $2.3 million decrease in consumer loan net charge-offs for the quarter ended December 31, 2010, compared with the quarter ended September 30, 2010, was primarily associated with the consumer loan portfolios in the Puerto Rico operations. Most consumer loan portfolios both in Puerto Rico and the U.S. mainland have continued to reflect favorable credit trends.

Non-performing assets

The following table presents non-performing assets by type and non-performing loans as a percentage of loans held-in-portfolio (“HIP”):

		As a percentage		As a percentage		As a percentage
	December 31,	of loans HIP	September 30,	of loans HIP	December 31,	of loans HIP
(Dollars in thousands)	2010	by category (2)	2010	by category (2)	2009	by category
Commercial	$725,027	6.4%	$784,304	6.7%	$836,728	6.6%
Construction	238,554	47.6	818,186	62.9	854,937	49.6
Lease financing	5,937	1.0	6,478	1.1	9,655	1.4
Mortgage	542,033	12.0	669,175	14.1	510,847	11.1
Consumer	60,302	1.6	65,906	1.8	64,185	1.6
Total non-performing loans held- in-portfolio, excluding covered loans	1,571,853	7.6%	2,344,049	10.6%	2,276,352	9.6%
Non-performing loans held-for-sale	671,757		-		-
Other real estate owned (“OREO”), excluding covered OREO	161,496		168,823		125,483
Total non-performing assets, excluding covered assets	$2,405,106		$2,512,872		$2,401,835
Covered loans and OREO (1)	83,539		110,047		-
Total non-performing assets	$2,488,645		$2,622,919		$2,401,835
Excluding covered loans and covered OREO
Non-performing assets to total assets	7.11%		7.04%		6.91%
Allowance for loan losses to loans held-in-portfolio	3.83		5.62		5.32
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	50.46		53.07		55.40
Including covered loans and covered OREO
Non-performing assets to total assets	6.43%		6.44%		6.91%
Allowance for loan losses to loans held-in-portfolio	3.10		4.59		5.32
Allowance for loan losses to non-performing loans, excluding held-for-sale	47.92		50.69		55.40

(1) The amount consists of $26 million in non-performing covered loans accounted for under ASC Subtopic 310-20 and $58 million in covered OREO as of December 31, 2010, and $54 million and $56 million, respectively, as of September 30, 2010. It excludes covered loans accounted for under ASC Subtopic 310-30 as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.

(2) Loans held-in-portfolio used in the computation exclude $4.8 billion in covered loans as of December 31, 2010 and $5.0 billion as of September 30, 2010.

Non-performing assets - Non-covered loan portfolio

The Corporation’s non-performing loans held-in-portfolio declined significantly from September 30, 2010 to December 31, 2010 as a result of the previously mentioned credit-related events that occurred during the fourth quarter of 2010. Total non-performing loans held-in-portfolio, excluding loans covered under loss sharing agreements with the FDIC, decreased by $772 million from $2.3 billion as of September 30, 2010 to $1.6 billion as of December 31, 2010, mainly related to the reclassification and charge-offs of certain loan portfolios to loans held-for-sale. Compared to September 30, 2010, the Corporation’s total non-performing loans held-in-portfolio as percentage of total loans held-in-portfolio improved from 10.6% to 7.6% as of December 31, 2010. Non-performing loans held-for-sale amounted to $672 million as of December 31, 2010.

Most of the loans transferred to held-for-sale were commercial and construction loans based in Puerto Rico, where non-performing loans held-in-portfolio decreased by approximately $552 million. A significant amount of the reduction in non-performing loans came from the Puerto Rico construction loan portfolio, which after the reclassification now carries a balance of approximately $168 million, down 81% from the previous quarter. In the U.S. operations, the loans held-in-portfolio in non-performing status declined by $220 million, primarily related to the non-conventional mortgage loans that were reclassified to held-for-sale.

As of December 31, 2010, the non-performing mortgage loans at the BPPR reportable segment increased by $37 million. Weak economic conditions in Puerto Rico continued to adversely impact mortgage delinquency rates. At the consolidated level, the consumer loans in non-performing status decreased by approximately $6 million. This positive variance is a reflection of stable credit performance experienced in both Puerto Rico and the U.S. mainland consumer portfolios. Lease financing non-performing loans as of December 31, 2010 reported a slight decrease as compared to the previous quarter. Refer to the Balance Sheet Comments section of this news release for a breakdown of the loan portfolio by major loan categories.

Allowance for Loan Losses

The following table sets forth information concerning the composition of the Corporation's allowance for loan losses (“ALLL”) as of December 31, 2010, September 30, 2010, and December 31, 2009 by loan category and by whether the allowance and related provisions were calculated individually pursuant to the requirements for specific impairment or through a general valuation allowance.

December 31, 2010
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total
Specific ALLL	$8,550	$216	-	$5,004	-	$13,770
Impaired loans (1)	462,379	214,911	-	121,209	-	798,499
Specific ALLL to impaired loans (1)	1.85%	0.10%	-	4.13%	-	1.72%
General ALLL	$453,841	$47,508	$13,153	$65,866	$199,087	$779,455
Loans held-in-portfolio, excluding impaired loans (1)	10,973,811	243,235	602,993	4,403,513	3,705,984	19,929,536
General ALLL to loans held-in-portfolio, excluding impaired loans (1)	4.14%	19.53%	2.18%	1.50%	5.37%	3.91%
Total ALLL	$462,391	$47,724	$13,153	$70,870	$199,087	$793,225
Total loans held-in-portfolio (1)	11,436,190	458,146	602,993	4,524,722	3,705,984	20,728,035
ALLL to loans held-in-portfolio (1)	4.04%	10.42%	2.18%	1.57%	5.37%	3.83%
(1) Excludes covered loans from the Westernbank FDIC-assisted transaction.

September 30, 2010
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total
Specific ALLL	$107,318	$182,134	-	$62,039	-	$351,491
Impaired loans (1)	621,557	794,716	-	309,840	-	1,726,113
Specific ALLL to impaired loans (1)	17.27%	22.92%	-	20.02%	-	20.36%
General ALLL	$405,053	$125,454	$14,302	$112,641	$235,053	$892,503
Loans held-in-portfolio, excluding impaired loans (1)	11,097,570	505,213	613,560	4,440,227	3,758,743	20,415,313
General ALLL to loans held-in-portfolio, excluding impaired loans (1)	3.65%	24.83%	2.33%	2.54%	6.25%	4.37%
Total ALLL	$512,371	$307,588	$14,302	$174,680	$235,053	$1,243,994
Total loans held-in-portfolio (1)	11,719,127	1,299,929	613,560	4,750,067	3,758,743	22,141,426
ALLL to loans held-in-portfolio (1)	4.37%	23.66%	2.33%	3.68%	6.25%	5.62%
(1) Excludes covered loans from the Westernbank FDIC-assisted transaction.

December 31, 2009
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total
Specific ALLL	$108,769	$162,907	-	$52,211	-	$323,887
Impaired loans	645,513	841,361	-	186,747	-	1,673,621
Specific ALLL to impaired loans	16,85%	19.36%	-	27.96%	-	19.35%
General ALLL	$328,940	$178,412	$18,558	$102,400	$309,007	$937,317
Loans held-in-portfolio, excluding impaired loans	12,018,546	883,012	675,629	4,416,498	4,045,807	22,039,492
General ALLL to loans held-in-portfolio, excluding impaired loans	2.74%	20.20%	2.75%	2.32%	7.64%	4.25%
Total ALLL	$437,709	$341,319	$18,558	$154,611	$309,007	$1,261,204
Total loans held-in-portfolio	12,664,059	1,724,373	675,629	4,603,245	4,045,807	23,713,113
ALLL to loans held-in-portfolio	3.46%	19.79%	2.75%	3.36%	7.64%	5.32%

As compared to the previous quarter, the allowance for loan losses as of December 31, 2010 decreased by approximately $451 million from 5.63% to 3.83% as a percentage of loans held-in-portfolio. This decrease considers reductions in the Corporation’s general and specific reserves of approximately $113 million and $338 million, respectively. As previously discussed, the reduction in the allowance for loan losses as of the end of 2010 was primarily attributed to the previously mentioned credit actions that were taken during the fourth quarter of 2010.

The decrease in the allowance for loan losses for the commercial and construction loan portfolios as of December 31, 2010 was mainly related to the reclassifications to loans held-for-sale in Puerto Rico, and the change to more promptly charge-off the impaired portions in collateral dependent loans at both reportable segments. As compared to September 30, 2010, the decline in the allowance for loan losses for mortgage loans was triggered by the transfer to loans held-for-sale of all U.S. non-conventional mortgages in non-performing status, all troubled debt restructures, and all mortgage loan modifications in process related to this portfolio. The Corporation retained non-conventional mortgage loans that were current and not more than 90 days past due. The reduction in the allowance for loan losses for the consumer loan portfolio continues to be driven by more stable performance trends in certain portfolios combined with portfolio reductions both in the Puerto Rico and the U.S. mainland operations.

The Corporation’s recorded investment in commercial, construction and mortgage loans that were individually evaluated for impairment and their specific allowances declined from September 30, 2010 to December 31, 2010 due to the charge-offs and loan reclassifications to loans held-for-sale during the fourth quarter. Since the loans held for sale are recorded at lower of cost or fair value, they did not require a specific allowance as of December 31, 2010.

Non-interest Income

Non-interest income totaled $105.6 million for the quarter ended December 31, 2010, compared with $825.9 million for the quarter ended September 30, 2010 and $175.9 million for the quarter ended December 31, 2009.

The decrease of $720.3 million in non-interest income for the quarter ended December 31, 2010, compared with the quarter ended September 30, 2010, was principally due to the gain on the sale of a majority interest in EVERTEC during the third quarter of 2010. Also influencing the variance in non-interest income were charges to indemnity reserves on loans sold and lower revenues from EVERTEC, which is currently an investment accounted for under the equity method commencing in the fourth quarter of 2010.

The decrease of $70.3 million in non-interest income for the quarter ended December 31, 2010, compared with the same quarter in 2009, was also influenced by the impact of the increase in indemnity reserves on loans sold or settlements of such arrangements and lower revenues related to the EVERTEC operations, partially offset by lower unfavorable valuation adjustments on mortgage servicing rights and a favorable impact from the change in value of the equity appreciation instrument from the Westernbank FDIC-assisted transaction.

Operating Expenses

Operating expenses totaled $344.7 million for the quarter ended December 31, 2010, compared with $371.5 million for the quarter ended September 30, 2010 and $298.8 million for the quarter ended December 31, 2009.

The decrease of $26.9 million in operating expenses for the fourth quarter of 2010, compared with the third quarter of 2010, resulted from several factors, such as lower operating expenses from EVERTEC, which in the third quarter of 2010 included approximately $25 million in transaction costs related to the EVERTEC sale transaction. Operating expenses for the quarter ended December 31, 2010, included $12.1 million in prepayment penalties because of the cancellation of FHLB advances. In the third quarter of 2010, the Corporation also incurred $25.5 million prepayment penalties on the repurchase of $175 million in term notes in July 2010 and on the cancellation of $180 million of FHLB advances and $54 million in public fund certificates of deposit as part of BPNA’s deployment of excess liquidity and as part of a strategy to increase margin in future periods. The results of the fourth quarter of 2010 also included $7.5 million to cover the uninsured portion of the settlement for certain securities class action lawsuits.

Operating expenses for the quarter ended December 31, 2010 increased by $45.9 million compared with the same quarter of the previous year. This increase was influenced by the prepayment penalties on the cancellation of debt as well as the accrual related to the class action lawsuits. Also, there were higher other real estate expenses and higher charges to increase the reserve for unfunded lending commitments.

Income Taxes

Income tax benefit amounted to $11.8 million for the quarter ended December 31, 2010, compared with an income tax expense of $102.0 million for the quarter ended September 30, 2010 and income tax expense of $6.9 million for the quarter ended December 31, 2009.

The variance in income tax for the fourth quarter of 2010 when compared with the third quarter of 2010 was mainly due to a loss before tax in the Puerto Rico operations for the fourth quarter of 2010. Also, the third quarter results included the tax impact of the gain on the sale of the 51% interest in EVERTEC.

Balance Sheet Comments:

The accompanying Exhibit A provides information on the principal categories of the Corporation’s balance sheet as of December 31, 2010, September 30, 2010 and December 31, 2009, and the following sections provide more detailed information.

The Corporation’s portfolio of investment securities available-for-sale and held-to-maturity totaled $5.4 billion as of December 31, 2010, $6.0 billion as of September 30, 2010 and $6.9 billion as of December 31, 2009. The decline in investment securities was primarily related to sales, maturities and prepayments on securities. The proceeds from these activities were not fully reinvested as part of a strategy to deleverage the balance sheet, including making prepayments on the note issued to the FDIC as part of the Westernbank-assisted transaction.

Loans

The following table provides a breakdown of the Corporation’s loan portfolio as of period-end. The loans acquired in the Westernbank FDIC-assisted transaction which are subject to the loss sharing agreements are presented as covered loans in a separate loan category in the table below.

(In billions)	December 31, 2010	September 30, 2010	Variance	December 31, 2009	Variance
Non-covered loans held-in-portfolio:
Commercial	$11.4	$11.7	($0.3)	$12.7	($1.3)
Construction	0.5	1.3	(0.8)	1.7	(1.2)
Mortgage	4.5	4.7	(0.2)	4.7	(0.2)
Consumer	3.7	3.8	(0.1)	4.0	(0.3)
Lease Financing	0.6	0.6	-	0.7	(0.1)
Total non-covered loans held-in-portfolio	$20.7	$22.1	(1.4)	$23.8	($3.1)
Covered loans under FDIC loss sharing agreements	4.8	5.0	(0.2)	-	4.8
Loans held-for-sale	1.0	-	1.0	-	1.0
Total loans	$26.5	$27.1	($0.6)	$23.8	$2.7

The reduction in commercial and construction loans held-in-portfolio was principally due to the previously mentioned reclassifications to loans held-for-sale. Also, the decrease in the commercial loan portfolio was associated with the Corporation’s decision to exit or downsize certain business lines at BPNA, which portfolios are currently in a run-off mode. The decline in the consumer loan portfolio was mainly related to run-off of existing portfolios, principally exited lines of businesses at the BPNA operations, including E-LOAN, the impact of consumer loan net charge-offs and a decline in the BPPR reportable segment auto loan portfolio. The decline in mortgage loans was also related to the transfers to held-for-sale, partially offset by an increase in mortgage loans in the BPPR reportable segment.

Deposits

A breakdown of the Corporation’s deposits as of period-end follows:

(In billions)	December 31, 2010	September 30, 2010	Variance	December 31, 2009	Variance

Demand *	$5.5	$6.0	($0.5)	$5.1	$0.4
Savings	10.4	10.3	0.1	9.6	0.8
Time	10.9	11.4	(0.5)	11.2	(0.3)
Total deposits	$26.8	$27.7	($0.9)	$25.9	$0.9
* Includes non-interest and interest bearing demand deposits

Brokered certificates of deposit, which are included as time deposits, amounted to $2.3 billion as of December 31, 2010 compared with $2.5 billion as of September 30, 2010 and $2.7 billion as of December 31, 2009.

The decrease in demand deposits from September 30, 2010 to December 31, 2010 was principally related to a decrease in deposits in trust held on a short-term basis principally for payment of government bonds. The decrease in time deposits was principally due to a reduction in retail certificates of deposit and brokered certificates of deposit.

The increase in demand and savings deposits from December 31, 2009 to the same date in 2010 included the impact of deposits assumed as part of the Westernbank FDIC-assisted transaction. The decrease in time deposits was due to a reduction in BPNA of approximately $0.8 billion in non-brokered time deposits, as well as a decline of $0.4 billion in brokered certificates of deposit, partially offset by increases in BPPR of $0.9 billion in non-brokered time deposits, influenced in part by deposits assumed in the Westernbank FDIC-assisted transaction.

Borrowings and capital

The accompanying Exhibit A also provides information on borrowings and stockholders’ equity as of December 31, 2010, September 30, 2010, and December 31, 2009.

The Corporation’s borrowings amounted to $6.9 billion as of December 31, 2010, compared with $7.7 billion as of September 30, 2010 and $5.3 billion as of December 31, 2009. The decrease in borrowings from September 30, 2010 to December 31, 2010 was mostly related to a reduction of $0.8 billion in the note issued to the FDIC, which has a carrying amount of $2.5 billion as of December 31, 2010 compared with $3.3 billion as of September 30, 2010. This decrease was principally due to a prepayment of $540 million and the impact of payments of principal from loan collections submitted to the FDIC as part of the note agreement during the quarter. The decline from September 30, 2010 was also influenced by the previously mentioned cancellation of FHLB advances. The increase in borrowings from December 31, 2009 to the same date in 2010 was also related to the issuance of the note payable to the FDIC, partially offset by a reduction in repurchase agreements and term notes.

Stockholders’ equity totaled $3.8 billion as of December 31, 2010, compared with $4.1 billion as of September 30, 2010 and $2.5 billion as of December 31, 2009. The decrease in stockholders’ equity from September 30, 2010 to December 31, 2010 was principally due to the impact to earnings of the reclassification to loans held-for-sale. The increase in stockholders’ equity from December 31, 2009 to the same date in 2010 was mostly influenced by the gain on the EVERTEC transaction and the issuance of depositary shares and conversion to common stock during the second quarter of 2010, partially offset by the lower of cost or market impact of the loan reclassification.

Popular, Inc.’s capital ratios continued to exceed all “well-capitalized” regulatory benchmarks as of December 31, 2010. Below is a summary of the Corporation’s estimated regulatory capital ratios as of December 31, 2010 and September 30, 2010.

	December 31, 2010	September 30, 2010	Minimum required
Tier 1 risk-based capital	14.54%	15.03%	4.00%
Total risk-based capital	15.82%	16.32%	8.00%
Tier 1 leverage	9.72%	10.10%	3.00% - 4.00%

Rules adopted by the federal banking agencies provide that a depository institution will be deemed to be well capitalized if it maintains a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%.

The Corporation’s tangible common equity amounted to $3.0 billion as of December 31, 2010 compared to $3.4 billion as of September 30, 2010. The Corporation’s Tier 1 common equity to risk-weighted assets ratio was 10.96% as of December 31, 2010 and 11.56% as of September 30, 2010.

Regulatory capital requirements for banking institutions are based on Tier 1 and Total capital, which include both common stock and certain qualifying preferred stock.

Reconciliation of Non-GAAP Financial Measures:

The tables below present a reconciliation of tangible common equity to total stockholders’ equity and Tier 1 common equity to common stockholders’ equity. Ratios calculated based upon Tier 1 common equity have become a focus of regulators and investors, and management believes ratios based on Tier 1 common equity assist investors in analyzing the Corporation’s capital position. Because Tier 1 common equity is not formally defined by GAAP or, unlike Tier 1 capital, codified in the federal banking regulations, this measure is considered to be a non-GAAP financial measure.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, the Corporation has procedures in place to calculate these measures using the appropriate GAAP or regulatory components. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

The following table provides a reconciliation of total stockholders’ equity to tangible common equity:

(In thousands)	December 31, 2010	September 30, 2010
Total stockholders’ equity	$3,805,884	$4,120,131
Less: Preferred stock	(50,160)	(50,160)
Less: Goodwill	(647,387)	(645,944)
Less: Other intangibles	(58,695)	(60,438)
Total tangible common equity	$3,049,642	$3,363,589

The following table provides a reconciliation of common stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP):

	December 31,	September 30,
(In thousands)	2010	2010
Common stockholders’ equity	$3,755,724	$4,069,971
Less: Unrealized gains on available for sale securities, net of tax (1)	(159,700)	(195,564)
Less: Disallowed deferred tax assets (2)	(231,475)	(220,683)
Less: Intangible assets:
Goodwill	(647,387)	(645,944)
Other disallowed intangibles	(26,749)	(30,045)
Less: Aggregate adjusted carrying value of all non-financial equity investments	(1,538)	(1,590)
Add: Pension liability adjustment, net of tax and accumulated net gains (losses) on cash flow hedges (3)	124,157	74,301
Total Tier 1 common equity	$2,813,032	$3,050,446

(1) In accordance with regulatory risk-based capital guidelines, Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

(2) Approximately $144 million of the Corporation’s $385 million of net deferred tax assets as of December 31, 2010 ($134 million and $330 million, respectively as of September 30, 2010), were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $231 million of such assets as of December 31, 2010 ($221 million as of September 30, 2010) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets,” were deducted in arriving at Tier 1 capital. The remaining $10 million of the Corporation’s other net deferred tax assets as of December 31, 2010 ($25 million as of September 30, 2010) represented primarily the following items (a) the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines; (b) the deferred tax asset corresponding to the pension liability adjustment recorded as part of accumulated other comprehensive income; and (c) the deferred tax liability associated with goodwill and other intangibles.

(3) The Federal Reserve Bank has granted interim capital relief for the impact of pension liability adjustment.

Forward-Looking Statements:

The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes; and (ix) difficulties in combining the operations of acquired entities. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Form 10-Qs for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 35th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

An electronic version of this press release can be found at the Corporation’s website, www.popular.com.

Exhibit A follows

EXHIBIT A

POPULAR, INC.
Financial Summary
(Unaudited)

	Quarter ended		4th Quarter	Quarter ended	4th Quarter 2010
	December 31,		2010 vs 2009	September 30,	vs 3rd Quarter 2010
	2010	2009	$ Variance	2010	$ Variance
Summary of Operations --- (In thousands, except share information)

Interest income	$507,199	$440,296	$66,903	$521,435	($14,236)
Interest expense	152,624	170,978	(18,354)	164,657	(12,033)

Net interest income	354,575	269,318	85,257	356,778	(2,203)
Provision for loan losses	354,409	352,771	1,638	215,013	139,396

Net interest income (expense) after provision for loan losses	166	(83,453)	83,619	141,765	(141,599)

Net (loss) gain on sale and valuation adjustments of investment securities	(218)	(1,246)	1,028	3,732	(3,950)
Trading account profit	8,303	8,499	(196)	5,860	2,443
(Loss) gain on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(33,033)	934	(33,967)	(1,573)	(31,460)
FDIC loss share expense	(3,046)	-	(3,046)	(7,668)	4,622
Fair value change in equity appreciation instrument	7,520	-	7,520	10,641	(3,121)
Gain on sale of processing and technology business	-	-	-	640,802	(640,802)
Other non-interest income	126,080	167,700	(41,620)	174,100	(48,020)

Total non-interest income	105,606	175,887	(70,281)	825,894	(720,288)

Personnel costs	114,029	121,219	(7,190)	141,205	(27,176)
Loss on early extinguishment of debt	12,361	1,004	11,357	25,448	(13,087)
Other operating expenses	218,287	176,531	41,756	204,888	13,399

Total operating expenses	344,677	298,754	45,923	371,541	(26,864)

(Loss) income from continuing operations before income tax	(238,905)	(206,320)	(32,585)	596,118	(835,023)
Income tax (benefit) expense	(11,764)	6,907	(18,671)	102,032	(113,796)

(Loss) Income from continuing operations, net of income tax	(227,141)	(213,227)	(13,914)	494,086	(721,227)
Loss from discontinued operations, net of income tax	-	-	-	-	-

Net (loss) income	($227,141)	($213,227)	($13,914)	$494,086	($721,227)

Net (loss) income applicable to common stock (1)	($227,451)	($213,227)	($14,224)	$494,086	($721,537)

Net (loss) income per common share: (1)
Basic and diluted per common share from continuing operations	($0.22)	($0.33)		$0.48
Basic and diluted per common share from discontinued operations	-	-		-
Basic and diluted per common share - Total	($0.22)	($0.33)		$0.48

Average common shares outstanding	1,021,527,855	639,401,594		1,021,374,014
Average common shares outstanding - assuming dilution	1,021,527,855	639,401,594		1,021,374,014
Common shares outstanding at end of period	1,022,727,802	639,540,105		1,022,686,418

Market value per common share	$3.14	$2.26		$2.90
Book value per common share	$3.67	$3.89		$3.98

Market Capitalization --- (In millions)	$3,211	$1,445		$2,966

Selected Average Balances --- (In millions)
Total assets	$39,337	$35,025	$4,312	$40,185	($848)
Stockholders' equity	3,884	2,530	1,354	3,493	391

Selected Financial Data at Period-End --- (In millions)
Total assets	$38,720	$34,736	$3,984	$40,725	($2,005)
Loans	26,459	23,804	2,655	27,210	(751)
Earning assets	33,508	32,341	1,167	35,831	(2,323)
Deposits	26,762	25,925	837	27,740	(978)
Borrowings	6,947	5,289	1,658	7,695	(748)
Interest bearing liabilities	28,770	26,718	2,052	30,063	(1,293)
Stockholders' equity	3,806	2,539	1,267	4,120	(314)

Performance Ratios
Net interest yield from continuing operations (2)	4.10%	3.28%		4.03%
Return on assets	(2.29)	(2.42)		4.88
Return on common equity	(23.51)	(34.12)		56.94

(1) Refer to the table included in the press release for a reconciliation of net income (loss) per common share.
(2) Not on a taxable equivalent basis.

Note: Certain reclassifications have been made to prior periods to conform with this quarter presentation.

EXHIBIT A (CONTINUED)

POPULAR, INC.
Financial Summary
(Unaudited)

	For the year ended
	December 31,
	2010	2009	$ Variance
Summary of Operations --- (In thousands, except share information)

Interest income	$1,948,246	$1,854,997	$93,249
Interest expense	653,381	753,744	(100,363)

Net interest income	1,294,865	1,101,253	193,612
Provision for loan losses	1,011,880	1,405,807	(393,927)

Net interest income (expense) after provision for loan losses	282,985	(304,554)	587,539

Net gain on sale and valuation adjustments of investment securities	3,992	219,546	(215,554)
Trading account profit	16,404	39,740	(23,336)
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(56,139)	(35,060)	(21,079)
FDIC loss share expense	(25,751)	-	(25,751)
Fair value change in equity appreciation instrument	42,555	-	42,555
Gain on sale of processing and technology business	640,802	-	640,802
Other non-interest income	666,330	672,275	(5,945)

Total non-interest income	1,288,193	896,501	391,692

Personnel costs	514,198	533,263	(19,065)
Loss (gain) on early extinguishment of debt	38,787	(78,300)	117,087
Other operating expenses	772,562	699,233	73,329

Total operating expenses	1,325,547	1,154,196	171,351

Income (loss) from continuing operations before income tax	245,631	(562,249)	807,880
Income tax expense (benefit)	108,230	(8,302)	116,532

Income (loss) from continuing operations, net of income tax	137,401	(553,947)	691,348
Loss from discontinued operations, net of income tax	-	(19,972)	19,972

Net income (loss)	$137,401	($573,919)	$711,320

Net (loss) income applicable to common stock (1)	($54,576)	$97,377	($151,953)

Net income (loss) per common share: (1)
Basic and diluted per common share from continuing operations	($0.06)	$0.29
Basic and diluted per common share from discontinued operations	-	($0.05)
Basic and diluted per common share - Total	($0.06)	$0.24

Dividends declared per common share	-	$0.02

Average common shares outstanding	885,154,040	408,229,498
Average common shares outstanding - assuming dilution	885,154,040	408,229,498
Common shares outstanding at end of period	1,022,727,802	639,540,105

Market value per common share	$3.14	$2.26
Book value per common share	$3.67	$3.89

Market Capitalization --- (In millions)	$3,211	$1,445

Selected Average Balances --- (In millions)
Total assets	$38,319	$36,569	$1,750
Stockholders' equity	3,259	2,852	407

Performance Ratios
Net interest yield from continuing operations (2)	3.79%	3.23%
Return on assets	0.36	(1.57)
Return on common equity	4.37	(32.95)

(1) Refer to the table included in the press release for a reconciliation of net income (loss) per common share.
(2) Not on a taxable equivalent basis.

Note: Certain reclassifications have been made to prior periods to conform with this quarter presentation.

CONTACT:
Popular, Inc.
Investor Relations:
Jorge A. Junquera, 787-754-1685
Chief Financial Officer
Senior Executive Vice President
or
Media Relations:
Teruca Rullán, 787-281-5170
mobile: 917-679-3596
Senior Vice President
Corporate Communications